Exhibit 21

THE OHIO ART COMPANY AND SUBSIDIARIES

Name of Subsidiaries and Jurisdiction of Incorporation	Percentage of Voting Control Owned by Company
Strydel, Inc. (Ohio)	100%

Trinc Company (Ohio)	100%